Exhibit 99.1

NYSE AMERICAN GRANTS IHT FILING EXTENSION; UNIGEN INVESTMENT PROGRESS

Phoenix, AZ, February 18, 2021 (GLOBE NEWSWIRE) – Insuites Hospitality Trust (IHT) the “trust” (NYSE American; IHT) received notice from NYSE American on December 31, 2020 granting an extension for the Form 10-Q for the period ended July 31, 2020 and Form 10-Q for the period ended October 31, 2020 until February 15, 2021. Because of COVID of key personnel, the Trust was not able to meet the requirements by February 15, 2021. The Trust requested on February 4, 2021, an extension until April 15, 2021 to cure the delinquency. NYSE Rules require that listed companies timely file all periodic reports. The Trust is working diligently to file the delinquent reports as soon as possible and believes IHT that will be able to file the quarterly reports on or before April 15, 2021. The notice from NYSE Regulation has no immediate effect on the listing or trading of the Trust’s shares.

Innsuites Hospitality Trust (IHT) diversification efficient clean energy generation innovation investment in Unigen Power Inc (UPI) continues on budget with a target date of completing the first operational prototype on or before June 30, 2021.

Forward-Looking Statements

With the exception of historical information, the matters discussed in this news release may include “forward-looking statements” within the meaning of the federal securities laws. Actual developments and business decisions may differ materially from those expressed or implied by such forward-looking statements. Important factors, among others, that could cause IHT’s actual results and future actions to differ materially from those described in forward-looking statements include the uncertain outcome, impact, effects and results of IHT’s review of strategic, operational and structural alternatives, and the risks discussed in IHT’s SEC filings. Forward-looking statements are not guarantees of future performance due to numerous risks and uncertainties, such as: local, national or international economic and business conditions; competition, loss of membership contracts; effectiveness of IHT’s software program; and other factors. Such uncertainties, and others affecting IHT are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained. IHT expressly disclaims any obligation to update any forward-looking statement contained in this news release to reflect events or circumstances that may arise after the date hereof, all of which are expressly qualified by the foregoing, other than as required by applicable law.

Contact:

FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com